EXHIBIT 10.2

                             ASSIGNMENT OF CONTRACT

         THIS ASSIGNMENT is entered into this 14th day of March, 2005, by and between GLS Coal Company, a Utah limited liability company ("Assignor") and BRONCO COAL COMPANY, a Utah corporation ("Assignee").

         WHEREAS, on or about March 4, 2005, Assignor entered into a contract ("the Contract") entitled "Real Estate Purchase and Sale Agreement" with PD Company, a Utah general partnership ("PD") pursuant to which PD agreed to sell and Assignor agreed to purchase 5200 acres, more or less, of land, improvements, mineral and mining rights and personal property ("Columbia Coal Mine"); and

         WHEREAS, Assignee desires to assume the position of Assignor in the Contract and to purchase the Columbia Coal Mine; and

         WHEREAS, Assignor is willing to assign its position in the Contract.

         NOW, THEREFORE, for valuable consideration as is hereinafter recited, receipt of which is hereby acknowledged, Assignor hereby assigns to Assignee all its right, title and interest as "Purchaser" as that term is described in the Contract.

         As consideration for the assignment described herein, Assignee assumes complete responsibility for the performance of all of the obligations of Assignor with respect to the Contract, including but not limited to the payment of all money required to be paid therein including the ten thousand dollar Earnest Money Deposit.

         As further consideration, Assignee shall pay to Assignor, at the closing of the purchase by Assignee of the Columbia Coal Mine, the sum of Fifty Thousand dollars ($50,000.00). Assignee further agrees to grant Assignor a royalty interest in the ongoing production of the Columbia Coal Mine in the amount of 0.5% Net Overriding Royalty Interest on the gross sales price of the ore removed and sold (which royalty interest shall be in addition to the 1.5% Net Overriding Royalty Interest provided for in Paragraph 2 of the Contract. Such 0.5% Net Overriding Royalty Interest may be bought at any time by Assignee by payment to the Assignor of the following specified amount within the time period specified:

Within 3 calendar months of the date of closing $600,000.00; From the 3rd month to the 12th month following closing $750,000.00; From the 12th month to the 24th month following closing $900,000.00; From the 24th month to the 36th month following closing $1,050,000.00; or From the 36th month to the 48th month following closing $1,250,000.00.

         As additional consideration, Assignee agrees to indemnify and hold Assignor harmless from and against all liability arising with respect to the Contract and/or this Assignment.

         This Assignment shall be governed by the laws of the State of Utah.

         In the event suit or action is instituted to interpret or enforce the terms of this Assignment, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees at trial and on any appeal as fixed by the court.

ASSIGNOR:                  GLS Coal Company, a Utah limited liability company

                           by /s/ Gregory L. Seal
                           its: Manager


ASSIGNEE:                  Bronco Coal Company, a Utah corporation

                           By /s/
                           Dan Baker,
                           President, Bronco Coal Company